Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Creative Realities, Inc. of our report dated March 9, 2021 relating to the financial statements of Creative Realities, Inc. We also consent to the reference to us under the heading "Experts" in such joint proxy statement/prospectus.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

November 12, 2021